Final Transcript

Conference Call Transcript HH - Q2 2008 Hooper Holmes Earnings Conference Call Event Date/Time: Aug. 08. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Financial Dynamics - IR

 Roy Bubbs
 Hooper Holmes - President and CEO

 Michael Shea
 Hooper Holmes - CFO

CONFERENCE CALL PARTICIPANTS

 Mitra Ramgopal
 Sidoti & Company - Analyst

 Brad Evans
 Heartland Advisors - Analyst

 Walter Schenker
 Titan Capital - Analyst

 Ron Abrahamian
 Healthcare Ventures - Analyst

 PRESENTATION

Operator

 Welcome to the Hooper Holmes Second Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. During the question-and-answer session please press star 1 to ask a question.

Today's conference is being recorded. If you have any objections you may disconnect at this time.

I will now turn the call over to Ms. Theresa Kelleher. Ma'am, you may begin.

 Theresa Kelleher - Financial Dynamics - IR

 Good morning, everyone, and welcome to the Hooper Holmes Second Quarter 2008 Conference Call. If anyone has not received a copy of the release issued this morning, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you to the extent the Company's statements or comments represent forward-looking statements we refer you to the risk factors and other cautionary factors in this morning's press release as well as the Company's most recent SEC filings.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted materials. It cannot be re-recorded or rebroadcast without the Company's express permission.

As you know your participation implies consent to our statements. Once management has concluded their formal remarks we will open the call for questions.

With us today from management are Roy Bubbs, President and Chief Executive Officer, and Michael Shea, Chief Financial Officer.

Roy, please go ahead.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thank you very much and good morning, everybody.

The second quarter of 2008 shows progress in our operating performance and business outlook. Although revenues were down 4% over the prior year quarter, we had significantly reduced our operating loss from continuing operations and our gross margins continued to improve.

In addition we strengthened our balance sheet with over $10 million in cash on hand and no borrowing against our credit line. Our focus remains to drive profitable revenue and potential growth opportunities across all of our businesses while delivering value to our customers.

At Portamedic, our topline revenues declined 4% over prior year in comparison to a 6% year-over-year decline we experienced in the first quarter. In addition exam units were down 10% compared to the prior year, a slight improvement over the decline of 11% we experienced in the first quarter and the 13% decline we had in the fourth quarter of 2007.

Pricing remains favorable, up 4% year over year. Our Health & Wellness business continues to grow, up over 40% from the prior year. We conducted more than 25,000 screens in the second quarter and over 60,000 for the first half of 2008.

During the quarter, Heritage Lab won new customers, partially offsetting the previous announced loss of revenues from one large customer. We have filled all the sales positions in the lab and hired a new medical director to lead further research and analyst -- analysis. Excuse me. -- which we believe will be beneficial to our customers.

Underwriting Solutions continued to reduce its reliance on revenues from one large customer. While revenues were down 3% compared to the second quarter of 2007, Underwriting Solutions added $600,000 in revenues for new customers in the second quarter and continues to effectively manage its expenses.

On previous calls I mentioned we were working with several customers to address unprofitable contracts. I am pleased with our performance in this area. Through a collaborative effort, we have been able to reach agreements that reflects the best interest of all parties.

We are also continuing to focus on improving our operational performance, even basic operations such as changing our preferred overnight carrier. That might not sound very important but we spend over $4 million annually in carrier services. Mostly in shipping samples from examiners to Heritage Labs.

Following a detailed analysis of our options, we chose to switch to a carrier that would provide better service and market coverage, resulting in a transaction cost of $125,000. We opted to make this [non-recur] investment in the quarter as it was the right thing to do for our businesses in the long term.

You can expect us to continue to make these kinds of decisions, despite short-term costs.

And now I will turn it over to Mike for the numbers.

 Michael Shea - Hooper Holmes - CFO

 Thank you, Roy, and good morning, everyone. For the second quarter 2008, our consolidated revenues decreased 4% to $51.2 million compared to $53.4 million in the second quarter of 2007. We had a loss from continuing operations of $0.5 million or $0.01 compared to a loss of $2.2 million or $0.03 per share in the prior year. The prior year loss from continuing operations includes restructuring charges of $0.7 million.

In regard to discontinued operations, we completed the sale of our Claims Evaluation Division in the second quarter. Our second quarter 2008 income from discontinued operations totaled $0.6 million.

As for revenues in the second quarter, our Portamedic revenues decreased approximately 4% to $35.7 million compared to $37 million in the second quarter of 2007. This decrease is the result of a reduction in paramedical exams of approximately 10%, partially offset by higher average revenue per exam of 4%.

Infolink reported revenues of $6.9 million, a decrease of 10% compared to $7.6 million in the second quarter of 2007. Heritage Labs revenues totaled $4.2 million in the second quarter of 2008, down 7% in the prior year, while revenues for our Health & Wellness business were up significantly in comparison to the prior year, increasing approximately 41% to $1.3 million in the second quarter of 2008.

Underwriting Solutions revenues decreased 3% to $3.2 million primarily due to reduced revenue from one major client, partially offset by revenue from several new clients.

Our consolidated gross margin for the second quarter of 2008 was 25.5%, a significant improvement from the 23% in the prior year. This margin improvement is attributable to the improved pricing, increased productivity and the continuing management of our costs.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled $13.5 million in the second quarter of 2008, a decrease of approximately $0.1 million from the prior year period.

Regarding our balance sheet, working capital at June 30, 2008 was approximately $24.1 million, including $10.3 million in cash and cash equivalents and no debt outstanding. Accounts receivable totaled $29.9 million with day sales outstanding of 53 days.

Regarding cash flows, cash provided by our continuing operations approximated $0.9 million in the second quarter of 2008. Excluding balance sheet changes, we generated approximately $0.7 million of cash from (technical difficulty) operations. Capital expenditures for the quarter were approximately $1.4 million.

With that, I will turn the call back to Roy.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thank you, Mike.

As Mike mentioned, we currently recently announced the sale of Claims Evaluation Division as part of our ongoing approach to examine all of our businesses in terms of strategic fit and contribution to profits. The sale of this division will help fund strategic investments in our other businesses.

Yesterday we announced the launch of the appraised Home A1c Kit. It is a new at-home consumer product from our Heritage Labs division and measures the average blood glucose level of diabetics and potential diabetics. The kit is available now at many retail locations including Wal-Mart. We believe Wal-Mart's decision to sell our product is an important reflection of the quality that the Heritage Labs deliver.

In the weeks ahead, we will the expanding distribution to additional retail channels. More people are working to control their health costs and as a result of the home testing market has grown. Although revenue is not expected to be significant in 2008, we think this is an area of opportunity for us. We have several projects underway that will further differentiate our services from our competition and we have begun to fully engage all of our front-line people in business planning for 2009, with the goal of increasing profitable revenue.

We are also in the process of recruiting new talent to head both our Portamedic and Underwriting Solutions division. I'm really looking forward to the next five months, ensuring the results of these efforts in the months ahead.

With that, Heather, now I would like to turn it out over to you for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Mitra Ramgopal with Sidoti.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Good morning. Just a few questions, I guess. With the exception of Health & Wellness you did see declines across the other product lines and again, here's looking at the overall outlook for the life insurance industry, we are not seeing much improvement there.

How confident are you that the initiatives you are implementing and some of the things you have in the pipeline will be able to offset just the overall macro overhead?

 Roy Bubbs - Hooper Holmes - President and CEO

 I think we are feeling the effects of the economy, gas price as all businesses are. And I believe the insurance industry is also feeling that, based on many conversations I've had in the industry, with people in the industry.

Over all, though, we have continued to move ahead with product differentiation. We are developing new channels to go in where there is a significant amount of growth; and we still have somewhere between 2.5 million to 3 million of applications that we don't get today. And we continue to improve our ability to go out there and develop new relationships, new producers and we are seeing growth there.

The fundamental fact is though is, as you build new growth in new marketplaces or with new producers, the producers that are continually producing with you may be doing less cases than they were doing last year. Said another way, maybe we are getting from one particular agent on average three cases a month or a week or whatever the case may be and it may be down to 2 or 2.5.

And so I still believe we are making progress in that area. And where the challenge is is that obviously the market, the economy is tightening up.

 Michael Shea - Hooper Holmes - CFO

 And Mitra, I do believe we see some of that progress in the numbers. If you take a look at our Portamedic, which is obviously our largest business unit, those Q2 revenues were down about 3.7%. Now that does compare to being down 6% year-over-year in the first quarter and for the full year 2007, we were down 6.4%.

So we are seeing a reduction in that revenue decline in Portamedic, primarily driven by the improvement -- although slight, the improvement we see in the units decline which was down 10% this quarter, as you recall it was down 11% last quarter and first quarter and down 13% in the fourth quarter. So there is some progress out there.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Okay and I know you mentioned you did lose some customers. Any reason why that might be happening?

 Michael Shea - Hooper Holmes - CFO

 Those are the previously disclosed customers. There are no new customer losses in this second quarter. That pertains to the Heritage Labs and that is why you see their revenue down year over year in the second quarter.

As we previously disclosed we lost a customer so this was -- this decline for Heritage Labs was expected in the second quarter. And they've done a good job in replacing a lot of that lost revenue already. So there is no new customer loss.

 Mitra Ramgopal - Sidoti & Company - Analyst

 So going forward you just continue to expect to add customers and not really lose any?

 Michael Shea - Hooper Holmes - CFO

 Certainly. Certainly.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Just touching on the new diabetes initiative, should we be looking for a significant investment there or pretty much just leveraging your existing net worth into that market and how competitive it is. And if you can give us a sense of your expectations for that for '09 and beyond.

 Michael Shea - Hooper Holmes - CFO

 Let me comment on the investment. Much of the investment is behind us and you will see there won't be any significant new investing. We will leverage our current assets of the lab.

For this year it is a new initiative. It's not -- it will not have a significant bottom-line impact in 2008. It just is a brand-new line going out into the stores, but it is a new line, and we believe it has great potential as you saw from the press release in rolling this out.

 Roy Bubbs - Hooper Holmes - President and CEO

 We believe we have a strategic advantage here and the fact is that we not only can do the lab tests, but we also manufacture the kits which allows us some cost advantages. And we believe, obviously, by the contracts we are receiving that the quality of what our lab does along with our ability to keep our costs down, because we can be a full deliver of the product gives us a good strategic advantage.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Okay. And just looking at the Health & Wellness business, again up nicely year over year, but was it down from the first quarter?

 Michael Shea - Hooper Holmes - CFO

 Yes, it was down from the first quarter as we talked about on the last call. Its seasonality is the short answer to that.

First quarter, we had a large amount of spillover from the fourth quarter of 2007. Many screenings completed in the first quarter. So certainly we were expecting a downtick in revenue from Q1. As we did say that will pick up in the second half and fourth quarter is -- from a seasonality perspective -- is the best quarter for Health & Wellness.

 Mitra Ramgopal - Sidoti & Company - Analyst

 I guess getting back on the CD sale, clearly that didn't show up in the balance sheet till the end of the quarter, but is it -- are you looking to add -- I don't know if you can give a sense of how much cash it will add to the balance sheet.

 Michael Shea - Hooper Holmes - CFO

 The cash is on the balance sheet that we presented today. And it added approximately $5 million to that.

 Mitra Ramgopal - Sidoti & Company - Analyst

 Thanks again.

Operator

 Brad Evans. Heartland.

 Brad Evans - Heartland Advisors - Analyst

 Good morning. Roy, I just wanted to ask you about the SG&A level. I am a little concerned that we didn't say a larger decline there. Do you think there is opportunity to bring the SG&A level down?

 Roy Bubbs - Hooper Holmes - President and CEO

 Right now I know we continue, I think it's almost a repeat of what I say to the staff and to the Board and I guess on occasional on this call is I am not finding too much opportunity to cut more SG&A out. Quite frankly if we had more earnings I could see a lot more opportunities to invest into it.

I believe we are very close to the muscle and the bone area before we start having a real impact on the operation, looking forward -- the operation as we go forward. But we have people in key positions actually doing two positions that we really need to break it up. But we can't afford it right now or we don't want to afford it right now, is maybe the better line. Because we are trying to make rational decisions that help us obviously get the profitability and to get to growth.

But I have had several projects on this over the first six months of my being here. And yes, we found really nickels and dimes. We found also some other opportunities but it's nothing of significance.

I think the management team in the last couple of years has done an excellent job of getting out the real fat of the organization.

 Brad Evans - Heartland Advisors - Analyst

 Can I ask you your expectations for gross margins going forward? Are there further opportunities to raise gross margins?

 Roy Bubbs - Hooper Holmes - President and CEO

 I think there's always the opportunity. I think we have to pay attention to the elasticity of the marketplace. Our competitors have the same issues of increasing gas prices, expenses that are no different than ours.

The difference is we do have a public company cost which our competitors do not have. Saying that, we have to, I think, differentiate our product more, in order to get the appropriate margins that companies would be willing to pay.

So that's why I continue to stay focused on product development, product differentiation and creating a strategic advantage. But in the same token, we need to build it where customers believe this adds something to them and are willing to pay for it.

Just building a product for a product's sake without the client wanting it as you well know doesn't solve the problem either.

So product development differentiation, there's still plasticity out there in some degree. All of those things -- the right answer to your question.

 Brad Evans - Heartland Advisors - Analyst

 Do you have confidence in the -- can you talk about your thoughts on pricing of Portamedic going forward?

 Roy Bubbs - Hooper Holmes - President and CEO

 Excuse me.

 Brad Evans - Heartland Advisors - Analyst

 Pricing at Portamedic. Can you just talk about your expectations going forward?

 Roy Bubbs - Hooper Holmes - President and CEO

 We expect to continue to look at the marketplace. We continue to look at our costs, our services. We continue to maintain a very good conversation with our customers. And we expect our customers' understanding that they have the same issues we do in an economy and so forth will work with us favorably.

So I expect when appropriate we will get the appropriate increases in revenue.

 Brad Evans - Heartland Advisors - Analyst

 Just a couple more questions, please. How much cash do you think you need to run the business [day-to-day]?

 Roy Bubbs - Hooper Holmes - President and CEO

 I will let Michael answer that.

 Michael Shea - Hooper Holmes - CFO

 It's probably in that $5 million to $6 million range as far as operating cash. Certainly we plan on using much of the cash from the CD transaction and invest in that in some of our growth businesses, specifically Health & Wellness and also the initiatives that Roy was referring to in our Portamedic business.

We need to get those service initiatives completed and in an effort to lead toward higher pricing, higher revenues. So the plan at this point for that excess cash (inaudible) at least at this point would be to invest in that Health & Wellness and Portamedic.

 Brad Evans - Heartland Advisors - Analyst

 Last question. I will get back in queue. Between Health & Wellness and Portamedic, Underwriting Solutions and Heritage Labs, can you just rank order your most profitable business to your least profitable? In the quarter?

 Michael Shea - Hooper Holmes - CFO

 I'm not sure how specific I want to get on that. Certainly right now our Health & Wellness business is a very, very profitable business. Portamedic is getting more profitable day-to-day. Heritage Labs is also doing very well, as is Underwriting Solutions.

I don't want to get too specific on that. We have a number of initiatives touching all of those business units with the goal being consolidated profitability.

 Brad Evans - Heartland Advisors - Analyst

 And that color on those businesses was pre corporate, Mike?

 Michael Shea - Hooper Holmes - CFO

 No. That would be with corporate charges in there.

 Brad Evans - Heartland Advisors - Analyst

 So where are we losing money then?

 Michael Shea - Hooper Holmes - CFO

 Of course, I said, I said for Portamedic we are losing less money in Portamedic to be specific. So more work to be done.

Operator

 Walter Schenker with Titan Capital.

 Walter Schenker - Titan Capital - Analyst

 A couple of questions on Portamedic. I appreciate the improvement sequentially on dollars and units. One of the questions, I know one of the programs in the Company is an effort to market higher end, higher quality services at Portamedic, for which you can get some premium pricing. The first question is, how is that progressing?

 Roy Bubbs - Hooper Holmes - President and CEO

 We are at the beginnings of it. I think the right answer is we have to meet the various markets' demands out there.

And so there's still a base level of delivery that needs to be done and we are in the process -- we are well into the process of delivering different kinds of services, based on the willingness of companies to pay or produce or in the brokerage market even producers are willing to pay.

But we are well into that. I expect -- there's no reason not to expect -- we are going to see various product offerings as we go forward. And I expect it to work quite well if we do the right job of listening to our customers, listening to what they're willing to pay for, which I expect we are going to do.

 Walter Schenker - Titan Capital - Analyst

 Okay. And just staying on Portamedic I know, Roy, much of the thrust of the change you are trying to make is to reinvigorate, incentivize the Portamedic organization to be more productive.

You indicated you're optimistic about what you'll be able to tell us over the next five months. Your goal and plans, obviously, are to do better than pick up fractions of 1% of improvement quarter over quarter in unit sales?

 Roy Bubbs - Hooper Holmes - President and CEO

 I don't want to project the future, but my goal is definitely to get to profitability and then get to a reasonable ROE. And obviously we all agree the faster I do it the happier we are all going to be on this call.

But I cannot predict what's going to happen with the downturn I think we are all feeling in the economy today. I can't predict what the market is going to do, if it really reflects the effort and energy we are doing and quite frankly I can't predict what's going to happen in the life insurance industry or even in the total screening business.

But I believe we are doing a lot of the right things. We can get better at it. We made -- one of the things we've gotten very good at is managing our expenses, but as we all know if we don't grow topline revenue growth, then sooner or later again there's no -- to go back to Brad's question about improving SG&A, the next step is very painful to this organization.

So I expect -- I believe we are doing the right things. I just wish, I really wish I could predict to myself and to the Board it is going to be next week versus next month or next year.

But we are making progress, I believe, and hopefully all the other environmental things come together and we speed this process up. I'm not happy with 1% growth. On the same token it at least gives me some guidance that we are doing the right things.

 Walter Schenker - Titan Capital - Analyst

 Okay. Thanks a lot.

Operator

 (Operator Instructions) Ron [Abrahamian] with [Healthcare] Ventures.

 Ron Abrahamian - Healthcare Ventures - Analyst

 Good morning. First of all on the category of controlling SG&A, it is disappointing that we don't have a better perspective on cutting that cost. Have you in the past and/or would you consider bringing in outside consultants to take a fresh look at SG&A?

 Roy Bubbs - Hooper Holmes - President and CEO

 We just finished a rather lengthy expensive process where -- I will turn it over to Mike for the exact numbers -- but we did do that over the last two years and reported on that through the two-year period which was, by the way, part of some of our loss in the first quarter when we had to pay the accelerated fee when we were done with them.

So, Mike, why don't you go through --?

 Michael Shea - Hooper Holmes - CFO

 Certainly. We did -- we had a strategic review completed in 2006 and I do want to point out that we have brought SG&A down significantly. If you look at the full year 2007 you know SG&A was down almost $4 million or 5%.

A lot of these expense initiatives too, I know we're just talking about SG&A, a lot of them pertain to improving our gross margin also. So there's lots of expense initiatives including the one that Roy spoke of in his opening remarks with our overnight carrier that is also reducing our costs.

The one thing I want to point out on SG&A, number one is that we have brought it down significantly in the last year, year and a half. And also to Roy's point on growing revenues it's a very leverageable SG&A model where if we get the topline to grow I don't need to add to SG&A.

The same way we would go would be very incremental to gross margin as we grow that topline. As you know, we have many branch offices out there and we can put a lot more revenue through those branch offices without incurring additional costs.

So we continue to look at it each day, but we have made progress in SG&A.

 Ron Abrahamian - Healthcare Ventures - Analyst

 The last time the outsiders have looked at your SG&A was just in 2006? Or have they recently?

 Michael Shea - Hooper Holmes - CFO

 No that was -- it started in 2006, was completed in the early part of 2007.

 Ron Abrahamian - Healthcare Ventures - Analyst

 Just one follow-on question, then. From the Board's perspective, I understand you have not described externally any specific goals and plans. But do you internally have a specific goal with the Board in terms of date and time in which you might be even 2% profitable?

 Roy Bubbs - Hooper Holmes - President and CEO

 Obviously we have plans with the Board and, quite frankly, as I mentioned also in my opening remarks, we are in the 2009 planning process which will also generate forecasts for '10 and '11. I have specific time horizons with the Board in delivering these plans and projections and forecasts, which will happen through the remainder of this year.

 Ron Abrahamian - Healthcare Ventures - Analyst

 One final question. Could you describe what would be the incentives -- in other words for [advantagement] and key personnel, what percentage of their income might be driven by achieving profitability as opposed to base salary and things like that?

 Roy Bubbs - Hooper Holmes - President and CEO

 I can't give you an exact percentage. It's based -- it depends on what level of management we're involved in. Obviously, salespeople have incentive compensations. As it pertains to me it is 100%.

And then it's a significant portion of the [VLT] and then it obviously goes down a little bit more and more as you get further down the organization, but over the past year, year and a half, we have put in a lot more incentive comp. We've kind of capped some of the senior management salary increases and put it more towards incentive comp.

And we will continue to look at that as we go forward and come up with what we think are -- if we feel there are better plans out there to leverage it more, will be presented to the comp committee and -- for review to see if it will -- if we can do things a little bit -- even more from a variable comp point of view.

But right now we have a lot of variable comp in the organization. You can always say, there could be more, there could be less, but we are making -- I think we made very good progress in that, Ron.

Operator

 Brad Evans Heartland.

 Brad Evans - Heartland Advisors - Analyst

 Thank you for the follow-up. Roy, where do you are in terms of strategic review? Is that completed or is that still ongoing?

 Roy Bubbs - Hooper Holmes - President and CEO

 It's ongoing. We are two months into it in the planning process because, as you well know, you need to get at least a reasonable foundation in terms of your basic operational plans. Not saying we are not looking at other strategical -- starting to look at strategical options for some of our businesses to grow faster. Because we had to start doing that obviously to put it into our plans that, eventually, before year end need to be approved and in place so we can go excel going right into January.

But I would say we're maybe only halfway through the planning process. But as I said we do have -- I have delivery dates, hard cold delivery dates to the Board on first the planning, then the strategic next steps, etc.

 Brad Evans - Heartland Advisors - Analyst

 Can you just articulate to me how Underwriting Solutions fits into the mix with Health & Wellness, Portamedic, and Heritage Labs?

 Roy Bubbs - Hooper Holmes - President and CEO

 A lot of our -- some of our customers, first of all, like the full product portfolio. They not only use Portamedic but they actually -- and all the other parts of it -- but they also use Underwriting. Also we have some product development things which I do want to say on this phone call today where, basically, the majority of those businesses you just mentioned all come to bare on delivery of, I think, a very good revenue potential for this Company.

But we would want to use both Portamedic, Underwriting Solutions, Infolink [and] the Lab in delivering that high-quality product that would differentiate ourselves in the marketplace. So without spilling our strategic thoughts, we have a lot of links there that I hope I will answer those questions going forward as we roll out new products that differentiate ourselves in the marketplace.

I can honestly tell you, yes, there are.

 Brad Evans - Heartland Advisors - Analyst

 I appreciate that color. That's very helpful. Were insiders blacked out for the entire quarter from buying stock?

 Roy Bubbs - Hooper Holmes - President and CEO

 Yes.

 Brad Evans - Heartland Advisors - Analyst

 Okay. I just want to make a comment, Roy. Heartland is a large shareholder, we've got a lot of confidence in you and we appreciate your efforts in the whole team, the employees at Hooper and John [Remshard] as well has been instrumental in trying to be an agent of change.

I have to say otherwise the remainder of the Board would receive a failing grade and maybe an F minus.

So we appreciate your efforts and as you continue to drive the Company to profitability, so we wish you good luck.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thank you.

Operator

 At this time I'm showing no further questions.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thanks very much for your time and attention today and all of your lively questions. I'm looking forward to continuing to share our results with you in the months ahead. And have a great end of the summer months or -- I guess it's only two more weeks.

Have a great weekend, everybody. Bye.

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